EXHIBIT 10.1

Asset Purchase Agreement
(Mills)

This ASSET PURCHASE AGREEMENT (MILLS) is made and entered into as of July 9, 2004 (the “Effective Date”) by and between CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), Debtor-in-Possession under Jointly Administered Case No. 03-11258-PHX-RJH (the “Case”) in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”) filed on June 29, 2003 (the “Petition Date”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”); and INTERNATIONAL FOREST PRODUCTS LIMITED, a British Columbia corporation (“Buyer”).

Recitals:

A.            Seller (i) leases a lumber manufacturing facility located in Clallam County, Washington, and owns the site on which such facility is located, as well as certain related assets more fully described herein; (ii) owns a lumber manufacturing facility located in Snohomish County, Washington, and certain related assets more fully described herein; (iii) owns a lumber manufacturing facility located in Klamath County, Oregon, and certain related assets more fully described herein; (iv) carries on the business of producing lumber products at such facilities and the sale of such products; and (v) owns a property in Crook County, Oregon that is not currently used in such business.

B.            Crown Partners (this term and all other capitalized terms used herein having the respective meanings set forth in Section 9.1), an Affiliate of Seller, and Buyer have entered into that certain Purchase Agreement (KNRC/Equipment Leases) of even date herewith (the “KNRC Agreement”), pursuant to which Crown Partners has agreed to sell to Buyer, and Buyer has agreed to purchase from Crown Partners, on the terms and conditions set forth therein, all of the issued and outstanding shares of the capital stock of Klamath Northern Railway Company, an Oregon corporation (“KNRC”), the owner and operator of a short-line railroad that serves the Gilchrist Mill, as well as certain contracts more specifically described therein.

C.            Seller wishes to terminate the Port Angeles Mill Lease and to sell the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, the Business, all assets used in the Business (except as otherwise provided herein), and the Prineville Property to Buyer, and Buyer wishes to purchase the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, the Business, all assets used in the Business (except as otherwise provided herein), and the Prineville Property from Seller, in each case on the terms and conditions set forth herein.

Agreements:

In consideration of the foregoing, the mutual covenants of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.             Purchase and Sale.

1.1           Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, and Buyer agrees to purchase from Seller, the following assets (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Encumbrances:

1.1.1        Real Property. (i) The real property in Clallam County, Washington, legally described on the attached Schedule 1.1.1-1, all improvements located thereon, and any and all easements, access rights, water rights, and other rights, privileges, and hereditaments appurtenant thereto (the “Port Angeles Mill”), (ii) the real property in Snohomish County, Washington, legally described on the attached Schedule 1.1.1-2, all improvements located thereon, and any and all easements, access rights, water rights, and other rights, privileges, and hereditaments appurtenant thereto (the “Marysville Mill”), (iii) the real property in Klamath County, Oregon, legally described on the attached Schedule 1.1.1-3, all improvements located thereon, and any and all easements, access rights, water rights, and other rights, privileges, and hereditaments appurtenant thereto (the “Gilchrist Mill”), and (iv) the real property in Crook County, Oregon, legally described on the attached Schedule 1.1.1-4, all improvements located thereon, and any and all easements, access rights, water rights, and other rights, privileges, and hereditaments appurtenant thereto (the “Prineville Property”);

1.1.2        Real Property Leases. All right, title, and interest of Seller in and to those certain real property leases listed on the attached Schedule 1.1.2 (the “Real Property Leases”);

1.1.3        Personal Property. Those items of equipment, fixtures, and other tangible personal property listed on the attached Schedule 1.1.3 and any other tangible personal property acquired by Seller after the Effective Date and prior to the Closing Date exclusively in connection with the operation of any of the Mills or the Prineville Property (the “Personal Property”);

1.1.4        Inventory. (i) All inventories of logs, lumber, other wood products and work-in-process, and residual by-products (the “Raw Materials, Residuals, and Finished Goods Inventory”) held at any Mill for processing or resale, or in transit to or from any Mill, or otherwise prepaid for use at any Mill, in each case in the Ordinary Course of Business as of the Closing Time, wherever located; and (ii) all inventories of fuel, lubricants, spare parts, and shipping and other supplies owned by Seller and located at any Mill or the Prineville Property as of Closing Time (the “Parts and Supplies Inventory”);

1.1.5        Contracts. To the extent transferable and excepting any Excluded Contracts, all right, title, and interest of Seller in and to (i) those certain leases of equipment and other personal property and similar arrangements listed on the attached Schedule 1.1.5-1 (the “Personal Property Leases”), and (ii) those other contracts, licenses, agreements, and similar arrangements listed on the attached Schedule 1.1.5-2 and all sales and purchase orders arising out of the operation of any Mill in the Ordinary Course of Business and outstanding as of the Closing Date, including those sales and purchase orders listed on Schedule 1.1.5-3 to be delivered at the Closing (the “Other Contracts”);

1.1.6        Intangible Property. To the extent transferable, all right, title, and interest of Seller in and to (i) the licenses, permits, approvals, consents, certificates, registrations, and authorizations (governmental, regulatory, or otherwise) in respect of the Business or the Purchased Assets listed on the attached Schedule 1.1.6-1 (the “Permits and Licenses”), (ii) all computer software and systems located at and used in connection with the operation of the Mills, including the software and systems listed on the attached Schedule 1.1.6-2 (the “Computer Software”), (iii) all goodwill of the Business, phone numbers, and other intangible personal property owned or held by Seller and used solely and exclusively in connection with the operation of any of the Mills, and (iv) the Books and Records (together with the Permits and Licenses and the Computer Software, the “Intangible Property”);

1.1.7        Receivables. All right, title, and interest of Seller in and to all accounts receivable arising in the Ordinary Course of Business out of the conduct of the Business and outstanding as of the Closing Time (excluding (i) accounts receivable from other divisions of Seller, (ii) accounts receivable more than 35 days overdue, (iii) accounts receivable owed by account debtors with accounts receivable (other than the accounts receivable identified on the attached Schedule 1.1.7) more than 35 days overdue, and (iv) the accounts receivable identified on Schedule 1.1.7) and, subject to the provisions of Section 1.2, all causes of action relating thereto (the “Receivables”); and

1.1.8        Miscellaneous Rights, Etc. Subject to the provisions of Section 1.2, all right, title, and interest of Seller in and to (i) all other property used principally in respect of the Business or located at any of the Mills as of the Closing Date or used principally in respect of the Prineville Property and located thereon as of the Closing Date, (ii) to the extent transferable, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements, and all security therefor received by Seller on the purchase or other acquisition of any part of the Purchased Assets, and (iii) any rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, or rights of set-off (other than against Seller or any of its Affiliates) arising out of or relating to any of the Purchased Assets.

1.2           Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include (collectively, the “Excluded Assets”) (i) all cash and cash equivalents, (ii) the Tree Farms, (iii) the Alliance Business, (iv) any Personal Property Lease or Other Contract that is terminated or expires prior to the Closing Date in accordance with its terms or with the prior written consent of Buyer, (v) except as otherwise expressly provided in this Agreement, any and all rights to the use of the name “Crown Pacific”, (vi) Seller’s rights under this Agreement and to all cash and non-cash consideration payable or deliverable hereunder, (vii) all preference or avoidance claims and actions of Seller, including any such claims or actions arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code, (viii) insurance proceeds, claims, and causes of action with respect to, or arising in connection with, any Excluded Asset, and (ix) those other items listed on the attached Schedule 1.2.

1.3           Excluded Liabilities.             Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that Buyer shall not assume or in any manner whatsoever be liable or responsible for any liability or obligation of Seller, or of any predecessor or Affiliate of Seller, other than the Assumed Liabilities.

1.4           Non-Assignment of Assigned Contracts. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Assigned Contract if, after giving effect to Sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a consent, would constitute a breach thereof by the assignee of such Assigned Contract, unless and until such consent shall have been obtained. If, after giving effect to provisions of Sections 363 and 365 of the Bankruptcy Code, such consent is required but not obtained, Seller shall, at Buyer’s sole cost and expense, cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits and obligations of or under such Assigned Contract, including the enforcement thereof for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party. Seller shall seek an Order from the Bankruptcy Court providing that (i) all parties to executory contracts shall be given notice of Seller’s assignment and Buyer’s assumption of Assigned Contracts and (ii) a party’s failure to timely object to such assignment and such assumption shall be deemed to constitute such party’s consent to such assignment and assumption. Any assignment to Buyer of any Assigned Contract that, after giving effect to the provisions of Sections 363 and 365 of the Bankruptcy Code, requires the consent of any third party for such assignment as aforesaid shall be made subject to such consent being obtained.

2.             Purchase Price and Payment; Assumption of Liabilities; Cure Costs.

2.1           Purchase Price. The purchase price (the “Purchase Price”) payable by Buyer to Seller for the sale, transfer, assignment, conveyance, and delivery to Buyer of the Purchased Assets shall be equal to the sum of (i) Fifty-seven Million One Hundred Ninety-nine Thousand Dollars ($57,199,000), plus (ii) the Actual Price Adjustment, minus (iii) the amount of the Cure Costs, minus (iv) the amount of any reduction pursuant to Section 3.5.3, minus (v) One Million Dollars ($1,000,000) in the event of a Co-Generation Facility Shutdown Determination.

2.2           Deposit Escrow. Subject to the terms and conditions of a Deposit Escrow Agreement entered into among Buyer, Seller, and the Escrow Agent, in substantially the form attached as Exhibit A-1 (the “Deposit Escrow Agreement”), not later than the Business Day after the Effective Date, Buyer shall deliver to and deposit in trust with Chicago Title Insurance Company (the “Escrow Agent”) the sum of Five Million Dollars ($5,000,000) (the “Deposit”) in immediately available, good funds. Upon receipt of the Deposit, the Escrow Agent shall immediately deposit the Deposit into an interest-bearing account pursuant to the Deposit Escrow Agreement. On the Business Day following entry of the Approval Order by the Bankruptcy Court, Buyer shall deliver to and deposit in trust with the Escrow Agent pursuant to the Deposit Escrow Agreement the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which amount shall thereupon become a part of the Deposit for all purposes of this Agreement. Seller and Buyer shall each pay, and shall each be liable only for, one-half of the Escrow Agent’s escrow fees and charges in connection with the Deposit escrow account.

2.3           Payment of Purchase Price. Buyer shall pay the Purchase Price to Seller as follows:

2.3.1        The sum of (i) Forty-one Million Four Hundred Forty-nine Thousand Dollars ($41,449,000), plus (ii) an amount equal to sixty percent (60%) of the Interim Price Adjustment, minus (iii) the amount of the Deposit and all accrued interest thereon, minus (iv) the Cure Costs, minus (v) the amount of any reduction pursuant to Section 3.5.3, minus (vi) One Million Dollars ($1,000,000) in the event of a Co-Generation Facility Shutdown Determination, shall be paid by completed wire transfer to Seller of immediately available, good funds on the Closing Date;

2.3.2        An amount equal to forty percent (40%) of the Interim Price Adjustment shall be deposited with the Escrow Agent pursuant to the Price Adjustment Escrow Agreement;

2.3.3        The amount of the Deposit and all accrued interest thereon shall be deemed to be paid by Buyer by the release of such amount on the Closing Date to or for the account of Seller by the Escrow Agent, pursuant to the Deposit Escrow Agreement;

2.3.4        The sum of Fifteen Million Seven Hundred Fifty Thousand Dollars ($15,750,000) shall be paid by Buyer by completed wire transfer of immediately available, good funds on the Closing Date to Wilmington Trust Company, in its capacity as Owner-Trustee under the Port Angeles Mill Lease, in consideration of the termination of the Port Angeles Mill Lease and all related documents and the conveyance to Seller of the improvements constituting the Port Angeles Mill; and

2.3.5        The Purchase Price shall be adjusted after the Closing to reflect any difference between the Interim Price Adjustment and the Actual Price Adjustment, as provided in Section 2.5.

2.4           Interim Price Adjustment. Not less than five (5) nor more than ten (10) Business Days prior to the anticipated Closing Date, Seller shall deliver a calculation of the Interim Price Adjustment to Buyer. The Interim Price Adjustment shall be based upon the Mills segment balance sheet components of Seller’s trial balance, adjusted in accordance with GAAP, as at the last day of the month immediately preceding the Closing Date unless the Closing Date occurs within the first thirteen (13) days of a month, in which case the trial balance for the previous month shall be used.  A sample calculation of the Interim Price Adjustment based upon the balance sheet components for the Mills as at April 30, 2004 is attached as Schedule 2.4.  An amount equal to sixty percent (60%) of the Interim Price Adjustment shall be paid by Buyer to Seller at the Closing, as provided in Section 2.3.1. On the Closing Date, Buyer shall deliver to and deposit in trust with the Escrow Agent, pursuant to the terms of a Price Adjustment Escrow Agreement entered into among Seller, Buyer, and the Escrow Agent, in substantially the form attached as Exhibit A-2 (the “Price Adjustment Escrow Agreement”), an amount equal to the remaining forty percent (40%) of the Interim Price Adjustment (the “Price Adjustment Deposit”). Interest earned on the Price Adjustment Deposit shall be deemed a part of the Price Adjustment Deposit for all purposes of this Agreement. The Price Adjustment Deposit shall be applied in accordance with Section 2.5.4. Seller and Buyer shall each pay, and shall each be liable only for, one-half of the Escrow Agent’s escrow fees and charges in connection with the Price Adjustment Deposit escrow account.

2.5           Actual Price Adjustment.

2.5.1        Promptly following the Closing, Representatives of Seller and Buyer shall jointly conduct a physical count of the Raw Materials, Residuals, and Finished Goods Inventory as of the Closing Time.

2.5.2        Within twenty (20) Business Days after the Closing Date, Buyer shall deliver a calculation of the Actual Price Adjustment to Seller to obtain agreement with respect to the amount thereof. If Seller and Buyer agree in writing on the amount of the Actual Price Adjustment, then such amount shall be as they have agreed.

2.5.3        If Seller and Buyer are unable to agree upon any item(s) of the Actual Price Adjustment within twenty (20) Business Days after the Closing Date, then the item(s) in dispute shall be referred by the parties to, and shall be resolved by, the Accountants. In such event, (i) each party shall furnish to the Accountants such working papers and other documents and information relating to the disputed item(s) as are in the possession or control of such party and shall be afforded an opportunity to present to the Accountants the basis for its view with respect to the disputed item(s) and to discuss the determination of the disputed item(s) with the Accountants, (ii) the determination by the Accountants shall be final and binding on the parties, and (iii) Seller and Buyer shall each pay, and shall each be liable only for, one-half of the fees and expenses of the Accountants. Seller and Buyer shall direct the Accountants to use all reasonable efforts to complete their determination of the disputed item(s) within thirty (30) days after they are submitted to the Accountants.

2.5.4        On the third Business Day following (i) agreement of the parties with respect to the Actual Price Adjustment, as provided in Section 2.5.2, or (ii) if the parties are unable to reach agreement, the resolution of any disputed item(s) by the Accountants pursuant to Section 2.5.3, the appropriate adjusting payment shall be made in accordance with this Section 2.5.4. If the Actual Price Adjustment, as determined in accordance with this Section 2.5, is greater than the Interim Price Adjustment, then (a) the Price Adjustment Deposit shall be released to Seller by the Escrow Agent, and (b) Buyer shall pay the Price Adjustment Difference to Seller by wire transfer of immediately available, good funds. If the Actual Price Adjustment, as determined in accordance with this Section 2.5, is less than the Interim Price Adjustment and the Price Adjustment Difference is less than the Price Adjustment Deposit, then (c) an amount equal to the Price Adjustment Difference shall be released to Buyer from the Price Adjustment Deposit by the Escrow Agent, and (d) the remainder of the Price Adjustment Deposit shall be released to Seller by the Escrow Agent. If the Actual Price Adjustment, as determined in accordance with this Section 2.5, is less than the Interim Price Adjustment and the Price Adjustment Difference is greater than the Price Adjustment Deposit, (e) the Price Adjustment Deposit shall be released to Buyer by the Escrow Agent, and (f) Seller pay to Buyer by wire transfer of immediately available, good funds an amount equal to the excess, if any, of the Price Adjustment Difference over the Price Adjustment Deposit.

2.6           Allocation of Purchase Price. The Purchase Price (excluding the portion thereof attributable to the Actual Purchase Price Adjustment) shall be allocated among the Purchased Assets by Buyer and Seller in accordance with the attached Schedule 2.6. Such allocation shall be reflected in the Tax returns (including Internal Revenue Service Form 8594) that are filed by Buyer and Seller in accordance with Section 1060 of the Code (and any similar provision of state or local law, as appropriate). Buyer and Seller agree to treat and report in filings under the Code (and any state or local law, as appropriate) (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplated by this Agreement in a manner consistent with one another.

2.7           Assumption of Liabilities. Buyer shall assume no liability or obligation of Seller except the liabilities and obligations set forth in this Section 2.7 (the “Assumed Liabilities”), which Buyer shall assume and pay, perform, and discharge in the Ordinary Course of Business in accordance with their respective terms, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed:

2.7.1        All liabilities and obligations of Seller under the other Real Property Leases, the Assigned Contracts, and the Permits and Licenses, in each case arising from and after the Closing Date;

2.7.2        All liabilities and obligations of Seller under the Permitted Encumbrances arising from and after the Closing Date;

2.7.3        All real and personal property taxes and assessments on the Purchased Assets that relate to the period from and after the Closing Date;

2.7.4        Any amount which may become due after the Closing Date pursuant to RCW 82.60 and the regulations promulgated thereunder on account of sales and use taxes deferred in connection with Seller’s construction of the Port Angeles Mill, including any such taxes deferred pursuant to Washington Sales and Use Tax Deferral Certificate No. 5201-97-230, issued by the Washington Department of Revenue to Seller under registration no. 601 402 865; provided, however, that any such amount which becomes due after the Closing Date due to any action or inaction of Seller prior to the Closing Date shall not constitute an Assumed Liability; and

2.7.5        All other liabilities and obligations arising in connection with the ownership, operation, and use of the Purchased Assets from and after the Closing Date.

2.8           Cure Costs.  Buyer agrees to satisfy, as and when due, all cure obligations due and owing under the Assigned Contracts which the Bankruptcy Court orders to be paid as a condition to Seller’s assumption and assignment to Buyer of the Assigned Contracts in accordance with Section 365 of the Bankruptcy Code (the “Cure Costs”). Seller’s estimate of such cure obligations as of the Effective Date is set forth on the attached Schedule 2.8.

3.             Pre-Closing Matters.

3.1           Certain Limitations. Between the Effective Date and the Closing Date, Seller shall:

3.1.1        Conduct the Business and operate and maintain the Mills and the other Purchased Assets in the Ordinary Course of Business;

3.1.2        Maintain customary levels of all Inventories;

3.1.3        Maintain in force Seller’s existing insurance against loss relating to the Purchased Assets;

3.1.4        Maintain pre-existing credit terms and policies with respect to the sale of logs, lumber and other wood products and residual by-products;

3.1.5        Not sell, lease, or otherwise transfer or dispose of any Mill or any other material Purchased Assets, or any interest therein, other than transfers and dispositions, including the sale of logs, lumber, and other wood products and residual by-products, made in the Ordinary Course of Business;

3.1.6        Not incur or agree to incur any material liability or obligation in respect of any of the Purchased Assets or the Business without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed;

3.1.7        Not permit or allow any Mill or any other material Purchased Assets to become subject to any additional Lien (other than Permitted Encumbrances);

3.1.8        Not modify or amend the terms of employment of any Business Employee or, except as provided in Section 7.1.1, terminate the employment of more than five (5) Business Employees; and

3.1.9        Use its commercially reasonable efforts to maintain the relations and goodwill with employees, suppliers, customers, and others having business relationships with Seller in connection with the Mills.

3.2           Access to Information. Between the Effective Date and the Closing Date, Seller shall, upon reasonable advance notice from Buyer to Seller, (i) afford to Buyer and its Representatives access (during normal business hours), in a manner so as not to interfere with Seller’s normal operations and subject to reasonable restrictions imposed by Seller, to the Business Employees, the Purchased Assets, the Administrative and Sales Employees, and Portland Office systems (to the extent related to the Business), and (ii) cause the Business Employees and Seller’s Representatives to furnish Buyer with such information with respect to the Business, the Purchased Assets, the Administrative and Sales Employees, and Portland Office systems (to the extent related to the Business) as may be within Seller’s possession or control and as Buyer may reasonably request. Buyer acknowledges and agrees that nothing in this Section 3.2 is intended to give rise to any contingency to Buyer’s obligation to proceed with this transaction as provided in this Agreement.

3.3           Damage or Destruction.

3.3.1        Until the Closing Time, the Purchased Assets shall remain at the risk of Seller. In the event of any damage to or destruction of any Mill or any other Purchased Asset (other than normal wear and tear) between the Effective Date and the Closing Date or if any of the Purchased Assets are appropriated, expropriated, or seized by any Governmental Authority between the Effective Date and the Closing Date (in any such case, a “Loss”), Seller shall give notice thereof to Buyer and Buyer shall have the option, exercisable by notice to Seller given within five (5) Business Days after Seller’s notice of such Loss:

(a)           To reduce the Purchase Price by an amount equal to (i) the estimated cost to repair or restore the Purchased Assets affected by such Loss (the “Affected Assets”) to substantially their condition immediately prior to the occurrence of such Loss or (ii) if the Affected Assets are destroyed or damaged beyond repair or are appropriated, expropriated, or seized, the replacement cost of the Affected Assets and, in either case, to complete this transaction as provided in this Agreement, in which event all insurance proceeds or other compensation payable on account of such Loss shall be retained by Seller, or

(b)           To reduce the Purchase Price by an amount equal to the deductible amount under any policies of insurance covering such Loss, in which event all proceeds of insurance or other compensation for such Loss shall be payable to Buyer, all right and claim of Seller in and to any such amounts shall be assigned and (if previously received by Seller) paid to Buyer at the Closing, and Buyer shall complete this transaction as provided in this Agreement without any additional reduction in the Purchase Price, or

(c)           If such Loss results in a failure of the condition set forth in Section 4.2.3, to terminate this Agreement in accordance with Section 8.1.2(b).

3.3.2        If Seller gives notice of a Loss pursuant to Section 3.3.1 within five (5) Business Days prior to the scheduled Closing Date, the Closing shall be postponed until the date which is five (5) Business Days after the later of (i) the date on which such notice is given by Seller and (ii) if applicable, the date on which any reduction to the Purchase Price is determined by an insurance adjuster pursuant to Section 3.3.3.

3.3.3        If Buyer elects to reduce the Purchase Price pursuant to Section 3.3.1(a), Seller and Buyer shall negotiate in good faith in an effort to agree upon the amount of such reduction. If they are unable to reach agreement within five (5) Business Days after notice of the Loss is given by Seller, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application by either party).

3.4           H-S-R Act Matters. As soon as practicable, and in all events within fifteen (15) Business Days, after the Effective Date, each of Buyer and Seller shall make an appropriate filing of a notification and report form pursuant to the H-S-R Act with respect to the purchase of the Purchased Assets. Buyer and Seller shall thereafter supply within three (3) Business Days (or as soon thereafter as reasonably practicable) any information and documentary material that may be further requested by either the Federal Trade Commission or the Antitrust Division of the Department of Justice (the “Antitrust Agencies”) pursuant to the H-S-R Act, and shall use their reasonable best efforts to co-operate with the Antitrust Agencies to cause the expiration or termination of any applicable waiting periods under the H-S-R Act as soon as practicable. Each of the parties agrees not to enter into any agreement with a Governmental Authority with respect to the H-S-R waiting period except with the prior written consent of the other parties. Buyer and Seller shall each pay one half of any requisite filing fees and applicable Taxes in connection with any filing or application made pursuant to the H-S-R Act.

3.5           Permits and Licenses.

3.5.1        Promptly after the Effective Date, the parties, cooperating in good faith, shall take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of the Permits and Licenses to Buyer on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Legal Requirements, and (ii) to enable Buyer to obtain, on or as soon as practicable after the Closing Date, any additional licenses, permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Mills from and after the Closing Date (the actions described in the foregoing clauses (i) and (ii) being referred to herein as the “Permitting Process”). Any filing or other fees and other out-of-pocket expenses associated with the Permitting Process shall be paid by Buyer.

3.5.2        Buyer acknowledges that it may not be possible to complete the Permitting Process prior to the Closing Date and agrees that completion of the Permitting Process prior to the Closing Date shall not be a condition to its obligation to proceed with this transaction as provided in this Agreement. Notwithstanding the foregoing, in the event that there is a reasonable prospect that a Material Adverse Effect will occur after the Closing Date as a result of the failure to complete the Permitting Process prior to the Closing Date or as a result of requirements that are likely to be imposed on Buyer in order to complete the Permitting Process, Buyer shall be entitled to terminate this Agreement by notice to Seller given within the thirty (30) days after the Effective Date; provided, however, that if Buyer fails to give a timely notice of termination pursuant to this Section 3.5.2, it shall have no right thereafter to do so and shall be obligated to proceed with this transaction as provided in this Agreement.

3.5.3        In the event that Buyer, acting in good faith, determines that it will be obligated to incur capital expenditures (which, for purposes of this Section 3.5.3, shall not include (i) fees payable to Governmental Authorities in connection with the Permitting Process, (ii) legal fees and expenses incurred by Buyer in connection with the Permitting Process, or (iii) capital expenditures associated with the installation of the Cooling Tower Improvements) in excess of $500,000 in the aggregate in order to complete the Permitting Process, Buyer shall give Seller notice of such determination within thirty (30) days after the Effective Date. Such notice shall set forth in reasonable detail the purpose for and aggregate amount of the capital expenditures that Buyer reasonably anticipates will be required to complete the Permitting Process. If Buyer fails to give a timely notice pursuant to the immediately preceding sentence, it shall have no right thereafter to do so and shall be obligated to proceed with this transaction as provided in this Agreement, without a reduction in the Purchase Price pursuant to this Section 3.5.3. If Buyer gives a timely notice pursuant to the foregoing provisions of this Section 3.5.3, Seller shall thereafter give Buyer notice whether Seller is willing to reduce the Purchase Price by an amount equal to the excess of the aggregate amount of capital expenditures set forth in Buyer’s notice over $500,000; provided that Buyer acknowledges that Seller shall not be entitled to agree to a reduction in the Purchase Price by an amount in excess of $500,000 without the prior written consent of the Secured Lenders (which consent may be withheld in the sole discretion of the Secured Lenders). If Seller gives such notice within ten (10) days after Buyer’s notice is given pursuant to this Section 3.5.3, the Purchase Price shall be so reduced and Buyer shall be obligated to proceed with this transaction as provided in this Agreement. If Seller fails to give such notice within such ten (10) day period, Buyer shall thereafter have the right to terminate this Agreement by notice to Seller given within five (5) Business Days after the expiration of such ten (10) day period. If Buyer fails to give a timely notice of termination pursuant to the immediately preceding sentence, it shall have no right thereafter to do so and shall be obligated to proceed with this transaction as provided in this Agreement.

3.6           Exclusion of Certain Contracts. At any time and from time to time prior to the start of the Auction, Buyer may, by notice to Seller, elect to exclude any one or more of the Assigned Contracts from this transaction. Any Assigned Contract identified in such a notice (an “Excluded Contract”) shall no longer be an Assigned Contract. There shall be no reduction in the Purchase Price as a result of Buyer’s election to exclude any one or more of the Assigned Contracts from this transaction pursuant to this Section 3.6.

3.7           Bankruptcy Court Approval. Promptly following the Effective Date, Seller shall file one or more motions with the Bankruptcy Court requesting, and shall thereafter use commercially reasonable efforts to obtain, entry of an order approving the Bidding Procedures (the “Bidding Procedures Order”) and an order (the “Approval Order”) which (i) approves the sale of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement and authorizes Seller to proceed with this transaction, (ii) includes a specific finding that Buyer is a good faith purchaser of the Purchased Assets and is entitled to the protection afforded by Section 363(m) of the Bankruptcy Code, (iii) states that the sale of the Purchased Assets to Buyer shall be free and clear of all Liens whatsoever, except as expressly provided in this Agreement, and (iv) approves Seller’s assumption and assignment of the Assigned Contracts pursuant to Section 365 of the Bankruptcy Code and orders Buyer to pay any cure amounts determined by the Bankruptcy Court to be payable to the other parties to such Assigned Contracts as a condition to such assumption and assignment.

3.8           Buyer’s Bidding Protection and Bidding Procedures. The following bidding procedures (the “Bidding Procedures”) shall be employed with respect to this transaction and shall be reflected in the Bidding Procedures Order. Buyer acknowledges and agrees that the Bidding Procedures may be modified or supplemented by other customary procedures not inconsistent with the matters set forth in this Section 3.8 and the terms of this

Agreement. The sale of the Purchased Assets may be subject to competitive bidding only as set forth in this Section 3.8:

3.8.1        Any Person that is financially capable of consummating the transaction proposed by such Person (a “Qualifying Bidder”) may submit a written offer (a “Bid”) stating that (i) such Qualifying Bidder offers to purchase, and is prepared to enter into a legally binding purchase and sale or similar agreement for the purchase of, all of the, or certain specified, Purchased Assets upon terms and conditions that are in the aggregate and under the circumstances generally no less favorable to Seller than those contained herein (as determined by Seller in its reasonable business judgment in consultation with the Secured Lenders, taking into account the assets proposed to be acquired, the impact of any delay in closing the transaction contemplated by such Bid, purchase price adjustments included therein, and any other relevant factors); (ii) such Qualifying Bidder is financially capable of consummating its proposed transaction; and (iii) such offer is irrevocable until the entry of a final order approving a sale of the assets set forth in such Bid to a Person other than such Qualifying Bidder. In addition, each Bid shall contain such financial and other information that will allow Seller to make a reasonable determination as to the Qualifying Bidder’s financial and other capabilities to consummate the transactions contemplated by such Bid. The Secured Lenders shall be deemed Qualifying Bidders and shall be exempt from the provisions of this Section 3.8.1 requiring the submission of Bids. Any Secured Lender Bid, which may include in whole or in part a credit bid for Purchased Assets that are Secured Lender collateral, shall be deemed a Qualifying Bid when made at the Acution.

3.8.2        In order to be a Qualifying Bid, a Bid conforming to the requirements set forth in Section 3.8.1 (except for Secured Lender Bids) must be submitted to Seller’s counsel so as to be received not later than seven (7) Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the “Bid Deadline”). Seller’s counsel shall promptly deliver a copy of each Qualifying Bid to Buyer’s counsel and Creditors’ Counsel. In the event that there are no Qualifying Bids, Seller shall proceed to seek Bankruptcy Court approval at the Sale Hearing for the sale of the Purchased Assets to Buyer pursuant to this Agreement.

3.8.3        If Seller receives one or more Qualifying Bids, Seller shall, unless otherwise ordered by the Bankruptcy Court, conduct the Auction on the date that is not less than one (1) Business Day prior to the Sale Hearing, at such time and place as may be reasonably acceptable to Seller or is otherwise approved by the Bankruptcy Court. Only Representatives of Buyer, Seller, the Secured Lenders, the Creditors Committee, and any other Qualifying Bidders shall be entitled to attend and be heard at the Auction, and only Buyer and Qualifying Bidders shall be entitled to make any subsequent offers or bids at the Auction.

3.8.4        Notwithstanding any other provision of this Section 3.8, pursuant to the Bidding Procedures Order, a Bid for all or substantially all of the Purchased Assets shall constitute a Qualifying Bid only if such Bid (i) in Seller’s reasonable judgment after consultation with its Representatives and the Secured Lenders, is likely to result in value to Seller (taking into account the impact of any delay in closing the transaction contemplated by such Bid, purchase price adjustments included therein, and any other relevant factors) in an amount greater than the sum of (A) the Purchase Price, plus (B) the amount of the Break-Up Fee, plus (C) the amount of the Expense Reimbursement, plus (D) Five Hundred Thousand Dollars ($500,000); (ii) contains no due diligence contingencies; (iii) is accompanied by sufficient evidence that the Person submitting it has the financial ability to consummate such transaction and contains no financing contingencies; and (iv) unless such Bid is made by one or more of the Secured Lenders, provides for a deposit in an amount at least equal to the Deposit and on terms similar to those set forth herein with respect to the Deposit.

3.8.5        Notwithstanding any other provision of this Section 3.8, pursuant to the Bidding Procedures Order, a Bid that excludes any one or more of the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill (collectively with the KNRC Stock), or the Prineville Property shall constitute a Qualifying Bid only if such Bid (i) in Seller’s reasonable judgment after consultation with its Representatives and the Secured Lenders, is likely to result in value to Seller more than One Million Dollars ($1,000,000) in excess of that provided under this Agreement (taking into account other Qualifying Bids for less than all of the Purchased Assets, the impact of any delay in closing the transaction contemplated by such Bid, the costs of carrying any unsold assets, the purchase price adjustments included therein, the payment of the Break-Up Fee and the Expense Reimbursement to Buyer and any other relevant factors) or that would otherwise be in the best interests of the bankruptcy estates included in the Case; (ii) contains no due diligence contingencies; (iii) is accompanied by sufficient evidence that the Person submitting it has the financial ability to consummate such transaction and contains no financing contingencies; and (iv) unless such Bid is made by one or more of the Secured Lenders, provides for a deposit on terms similar to those set forth herein with respect to the Deposit and in an amount equal to not less than ten percent (10%) of the purchase price payable under such Bid, which amount shall be increased to not less than fifteen percent (15%) of the purchase price payable under such Bid on the Business Day following entry of the Approval Order.

3.8.6        Notwithstanding any other provision of this Section 3.8, a Bid that includes the Gilchrist Mill shall constitute a Qualifying Bid only if such Bid also includes an offer to purchase the KNRC Stock.

3.8.7        At the commencement of the Auction, Seller shall announce the highest or best Qualifying Bid received prior to such time. Auction bidding shall begin with such highest or best Qualifying Bid and subsequently shall continue in minimum increments of at least Two Hundred Fifty Thousand Dollars ($250,000). Subsequent Bids submitted by Buyer shall not require any additional deposit. The Auction shall be conducted by, and under the direction and control of, Seller, unless otherwise ordered by the Bankruptcy Court. Seller shall have reasonable discretion to establish and/or modify any Auction rules or procedures so as to maximize, in Seller’s reasonable judgment and in consultation with the Secured Lenders, the realization of value for the Purchased Assets except to the extent that any such newly established  or modified Auction rules are inconsistent with any provisions of this Agreement. The Auction shall be concluded by Seller no earlier than the conclusion of competitive bidding for all or certain of the Purchased Assets. Upon the conclusion of the Auction, Seller, in its reasonable judgment and in consultation with the Secured Lenders, shall announce its determination as to the highest and best Qualifying Bid(s), which may be this Agreement (as it may be modified during the Auction by any subsequent Buyer’s Bid). At the Sale Hearing, Seller shall ask the Bankruptcy Court to approve Person(s) making the highest and best Qualifying Bid(s) as the buyer(s) of the Purchased Assets, and the Secured Lenders or the Creditors Committee may dispute Seller’s determination.

3.9           Co-Generation Facility Shutdown Determination. Buyer shall have the right, at its sole cost and expense, to retain a licensed professional engineering firm selected by Buyer and reasonably acceptable to Seller for the purpose of determining whether, following the installation of the Cooling Tower Improvements, Buyer will be able to continue to operate the co-generation facility at such Mill in compliance with waste water discharge permits that are then available to Buyer and otherwise in accordance with all applicable Legal Requirements, including Certificates of Water Rights No. 12239 and 12240. In the event such engineering firm determines that such continued operation of such co-generation facility will not be possible, Seller shall give Buyer prompt notice of such determination, which notice shall be accompanied by a supporting report from such engineering firm. In the event Buyer gives such notice by not later than the fifth (5th) Business Day prior to the date scheduled for the Auction, a “Co-Generation Facility Shutdown Determination” shall be deemed to have occurred and the Purchase Price, as well as the amount payable by Buyer at the Closing, shall be reduced as provided in Sections 2.1(v) and 2.3.1(vi), respectively. In the event Buyer fails to give a timely notice pursuant to this Section 3.9, there shall be no such reduction in the Purchase Price or the amount payable by Buyer at the Closing. Buyer acknowledges and agrees (i) that nothing in this Section 3.9 is intended to give rise to any contingency to Buyer’s obligation to proceed with this transaction as provided in this Agreement, and (ii) that in no event shall a Co-Generation Facility Shutdown Determination, if made, give rise to a Material Adverse Effect for purposes of Section 3.5.2.

3.10         Relinquishment of Ernst Brothers Claim. After the Effective Date, Seller shall use its commercially reasonable efforts to obtain from Ernst Brothers a relinquishment of its claim of ownership with respect to Certificate of Water Right No. 12240, which is held by Seller in connection with the Gilchrist Mill; provided that Seller shall not be required to pay any compensation to Ernst Brothers in consideration of such relinquishment or to initiate litigation against Ernst Brothers in connection therewith. Buyer acknowledges and agrees (i) that nothing in this Section 3.10 is intended to give rise to any contingency to Buyer’s obligation to proceed with this transaction as provided in this Agreement, regardless of whether Seller is able to obtain a relinquishment of Ernst Brothers’ claim, and (ii) that in no event shall a failure to obtain a relinquishment of the Ernst Brothers claim give rise to a Material Adverse Effect for purposes of Section 3.5.2.

4.             Conditions to Closing.

4.1           Seller’s Conditions. Seller’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Seller in its sole discretion) of each of the following conditions:

4.1.1        All representations and warranties of Buyer set forth in this Agreement (considered collectively) and each such representation and warranty (considered individually) shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date.

4.1.2        All of the covenants and obligations that Buyer is obligated to perform or comply with pursuant to this Agreement (considered collectively) and each such covenant and obligation (considered individually) shall have been performed and complied with in all material respects.

4.1.3        As of the Closing Date, there shall not be in effect any Legal Requirement or any Order that prohibits the transfer of any material portion of the Purchased Assets by Seller to Buyer.

4.1.4        Since the Effective Date, there shall not have been commenced or Threatened against Seller or any Affiliate of Seller any Proceeding (i) seeking material Damages or other material relief in connection with any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making illegal this transaction.

4.1.5        Neither the consummation of this transaction nor the performance of Seller’s obligations hereunder shall, directly or indirectly (with or without notice, lapse of time, or both), contravene, conflict with, result in a violation of, or cause Seller or any Affiliate of Seller to suffer any material adverse consequence under any applicable Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority since the Effective Date.

4.1.6        H-S-R Compliance shall have been obtained.

4.1.7        The Bankruptcy Court shall have entered the Approval Order and such order shall not have been stayed as of the Closing Date.

4.2           Buyer’s Conditions. Buyer’s obligation to close this transaction shall be subject to and contingent upon the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions:

4.2.1        All representations and warranties of Seller set forth in this Agreement (considered collectively) and each such representation and warranty (considered individually) shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date.

4.2.2        All of the covenants and obligations that Seller is obligated to perform or comply with pursuant to this Agreement (considered collectively) and each such covenant and obligation (considered individually) shall have been performed and complied with in all material respects.

4.2.3        Since the Effective Date, there shall not have occurred any state of facts, event, or change in circumstances that has had or could reasonably be expected to have a Material Adverse Effect.

4.2.4        Buyer shall have received from the Title Company commitments to issue as of the Closing Date a Title Policy with respect to each of the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, and the Prineville Property.

4.2.5        As of the Closing Date, there shall not be in effect any Legal Requirement or any Order that prohibits the transfer of any material portion of the Purchased Assets by Seller to Buyer.

4.2.6        Since the Effective Date, there shall not have been commenced or Threatened against Buyer or any Affiliate of Buyer any Proceeding (i) seeking material Damages or material other relief in connection with any aspect of this transaction, or (ii) that could reasonably be expected to have the effect of preventing or making illegal this transaction.

4.2.7        Neither the consummation of this transaction nor the performance of Buyer’s obligations hereunder shall, directly or indirectly (with or without notice, lapse of time, or both), contravene, conflict with, result in a violation of, or cause Buyer or any Affiliate of Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority since the Effective Date.

4.2.8        H-S-R Compliance shall have been obtained.

4.2.9        The Bankruptcy Court shall have entered the Approval Order and such order shall not have been stayed as of the Closing Date.

5.             Closing.

5.1           Time and Place of Closing. The Closing shall take place at the offices of Ball Janik LLP, 101 S.W. Main Street, Suite 1100, Portland, Oregon, or at such other location as the parties may mutually agree. Subject to the provisions of Section 8.1, the Closing shall take place concurrently with the closing under the KNRC Agreement, commencing at a time and on a date mutually acceptable to the parties within ten (10) days after the later of (i) H-S-R Compliance, and (ii) entry of the Approval Order.

5.2           Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

5.2.1        (i) Statutory Bargain and Sale Deeds, each in substantially the form attached as Exhibit B-1, duly executed and acknowledged by Seller, conveying the Port Angeles Mill and the Marysville Mill, respectively, to Buyer, free and clear of all Liens suffered or created by Seller other than Permitted Encumbrances, and (ii) Statutory Special Warranty Deeds, each in substantially the form attached as Exhibit B-2, duly executed and acknowledged by Seller, conveying the Gilchrist Mill and the Prineville Property, respectively, to Buyer, free and clear of all Liens suffered or created by Seller other than Permitted Encumbrances (the foregoing instruments are collectively referred to herein as the “Deeds”);

5.2.2        A Bill of Sale, in substantially the form attached as Exhibit C (the “Bill of Sale”), duly executed by Seller, conveying the Personal Property and the Inventory to Buyer, free and clear of all Liens other than Permitted Encumbrances;

5.2.3        An Assignment and Assumption Agreement, in substantially the form attached as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller and providing for (i) the assignment to Buyer of the Assigned Contracts, the Receivables, and the Intangible Property, and (ii) Buyer’s assumption of the Assumed Liabilities and indemnification of Seller in respect thereof (including indemnification in respect of any legal fees or other costs incurred by Seller in exercising its right to indemnity);

5.2.4        If the Permitting Process has not been completed by the Closing Date and if requested by Buyer, a Permits Sharing Agreement, in substantially the form attached as Exhibit E (the “Permits Sharing Agreement”), duly executed by Seller;

5.2.5        A Transition Services Agreement (Operations), in substantially the form attached as Exhibit F (the “Transition Services Agreement (Operations)”), duly executed by Seller;

5.2.6        A Transition Services Agreement (Novated Contracts), in substantially the form attached as Exhibit G (the “Transition Services Agreement (Novated Contracts)”), duly executed by Seller;

5.2.7        The Price Adjustment Escrow Agreement, duly executed by Seller;

5.2.8        A certificate executed by Seller certifying to Buyer that each of Seller’s representations and warranties set forth in this Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date as if made on the Closing Date;

5.2.9        A certificate in the form required by applicable regulations under Section 1445 of the Code, executed by Seller, affirming that Seller is not a foreign person (as that term is defined therein) and containing such other information as may be required thereunder;

5.2.10      A receipt for the Purchase Price, duly executed by Seller; and

5.2.11      Such other documents and instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance reasonably acceptable to Buyer and Seller, the terms of which shall be fully consistent with this Agreement.

5.3           Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

5.3.1        The amount payable by Buyer pursuant to Section 2.3.1, by wire transfer of immediately available, good funds to a bank account designated by Seller in writing to Buyer;

5.3.2        The Bill of Sale, the Assignment and Assumption Agreement, the Permits Sharing Agreement (if applicable), the Transition Services Agreement (Operations), the Transition Services Agreement (Novated Contracts), and the Price Adjustment Escrow Agreement, each duly executed by Buyer;

5.3.3        A certificate executed by Buyer certifying to Seller that each of Buyer’s representations and warranties set forth in this Agreement was true and correct in all material respects as of the Effective Date and is true and correct in all material respects as of the Closing Date as if made on the Closing Date; and

5.3.4        Appropriate evidence of all necessary action by Buyer in connection with this transaction, including (i) certified copies of resolutions duly adopted by Buyer’s Board of Directors approving this transaction and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and the Buyer Closing Documents.

5.4           Other Contracts with USDA. On or prior to the Closing Date, Buyer shall have (i) provided to the USDA suitable surety as required by those Other Contracts to which the USDA is a party and as to which the USDA has approved the assignment to Buyer, and (ii) caused the release (which may be effective as of the effective time of the novation agreement) of the surety provided to the USDA by Seller pursuant to such Other Contracts. On the Closing Date, Seller shall deliver to Buyer a novation agreement to be accepted and executed by the United States Government after the Closing with respect to those Other Contracts to which the USDA is a party and as to which the USDA has approved the assignment to Buyer. Buyer acknowledges that the United States Government may not execute such novation agreement until after the Closing and agrees that execution of such novation agreement by the United States Government shall not be a condition to Buyer’s obligation to close this transaction as provided herein.

5.5           Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument to evidence, effectuate, or perfect the rights, transfers, and conveyances contemplated by this Agreement shall be in contemplation of a plan or plans of reorganization to be confirmed in the Case and, as such, shall be free and clear of any and all Taxes and any such instrument may, at the request of Buyer, contain an endorsement to that effect. In the event that, notwithstanding the foregoing, any Taxes are assessed on the transfer of the Purchased Assets to Buyer, such Taxes shall be paid by Seller and Seller shall complete and file all returns associated therewith.

5.6           Closing Costs. The costs associated with the Closing shall be allocated as follows:

5.6.1        Seller shall pay one-half of any escrow fee of the Title Company incurred in connection with the transfer of the real property included in the Purchased Assets.

5.6.2        Buyer shall pay (i) one-half of any escrow fee of the Title Company incurred in connection with the transfer of the real property included in the Purchased Assets, (ii) recording fees with respect to the Deeds, and (iii) the premium for Title Policies, as well as for any endorsements thereto that Buyer elects to obtain.

5.7           Prorations.

5.7.1        Rent and other amounts paid or payable under the Real Property Leases and the Personal Property Leases, current-year real property taxes and assessments on the Mills and the Prineville Property, and current-year personal property taxes, if any, on the Purchased Assets shall be prorated between Seller and Buyer as of the Closing Date. All obligations due in respect of periods on or prior to the Closing Date (other than the Assumed Liabilities) shall be paid in full or otherwise satisfied by Seller, and all obligations due in respect of periods after the Closing Date shall be paid in full or otherwise satisfied by Buyer.

5.7.2        The parties acknowledge that Seller has instituted and is pursuing an appeal of certain real property taxes in connection with the Port Angeles Mill. Without limiting the generality of the provisions of Section 5.7.1, in the event such appeal results in a refund of real property taxes previously paid, Seller shall be entitled to the amount thereof attributable to the period prior to the Closing Date and Buyer shall be entitled to the amount thereof, if any, attributable to the period from and after the Closing Date. In the event either party receives any refund to which the other party is entitled pursuant to the immediately preceding sentence, the party receiving such refund shall promptly pay to the other party the appropriate portion of such refund.

5.8           Possession. Buyer shall be entitled to possession of the Mills and the other Purchased Assets immediately upon the Closing.

6.             Representations and Warranties.

6.1           Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

6.1.1        Organization and Good Standing. Seller is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Delaware. Crown Management is the sole general partner of Seller.

6.1.2        Authority; No Conflict.

(a)           Upon entry of the Approval Order, this Agreement will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon their execution and delivery by Seller at the Closing, each of the Seller Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Subject to entry of the Approval Order and applicable provisions of bankruptcy law, Seller has full partnership power, authority, and capacity to execute and deliver this Agreement and each of the Seller Closing Documents and to perform its obligations hereunder and thereunder.

(b)           Upon entry of the Approval Order, neither the execution and delivery of this Agreement, nor the performance of any of Seller’s obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene or result in a violation of any provision of Seller’s Organizational Documents or any resolution adopted by the Board of Control, by the general or limited partners of Crown Management, or by the limited partners of Seller; (ii) contravene or result in a violation of any Legal Requirement or any Order to which Seller or any of the Purchased Assets is subject; or (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any agreement, instrument, or writing of any nature to which Seller is a party or by which Seller or any of its assets or properties is bound.

6.1.3        Certain Proceedings. Except for the Case, no Proceeding is pending or, to Seller’s Knowledge, has been Threatened, against Seller that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

6.1.4        Sufficiency of Purchased Assets. The Purchased Assets, together with the Excluded Assets, the assets of KNRC, and the Tree Farms, constitute all of the assets material to Seller’s conduct of the Business prior to the Effective Date.

6.1.5        Real Property Interests. Schedules 1.1.1-1, 1.1.1-2, 1.1.1-3, and 1.1.1-4 contain complete and accurate descriptions of the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, and the Prineville Property, respectively. Seller does not own or lease and has not agreed to acquire or lease any real property or interest in real property material to the Business other than the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, the Prineville Property, the Portland Office, and the Tree Farms. Seller has the exclusive right to possess, use, and occupy and has good and marketable title in fee simple to all the real property described on Schedules 1.1.1-1, 1.1.1-2, 1.1.1-3, and 1.1.1-4 and has the exclusive right to occupy the properties leased pursuant to the Real Property Leases (subject to the terms thereof), in each case free and clear of all Liens other than Permitted Encumbrances; provided that (i) the improvements constituting the Port Angeles Mill are leased pursuant to the Port Angeles Mill Lease, and (ii) Seller’s rights with respect to the Port Angeles Mill are subject to the terms of the Port Angeles Mill Lease. All buildings, structures, improvements, and appurtenances situated on such owned or leased real property are adequate and suitable in all material respects for the purposes for which they are currently being used and Seller has adequate rights of ingress and egress for the operation of the Business in the ordinary course. To Seller’s Knowledge, none of such buildings, structures, improvements, or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates in any material respect any applicable restrictive covenant or any applicable Legal Requirement, or encroaches on any property owned by any other Person.

6.1.6        Tangible Personal Property. All material tangible personal property owned by Seller that is used in the Business is located at the Mills or at the Portland Office. Schedule 1.1.3 contains a true and complete list of all machinery, equipment, motor vehicles, furnishings, trade fixtures, chattels, and other tangible personal property owned by Seller and used principally in connection with the Business as of the Effective Date (other than the personal property, if any, identified on Schedule 1.2 and items of tangible personal property the aggregate cost of which to Seller was less than $100,000).

6.1.7        Intangible Property.

(a)           Schedule 1.1.6-1 contains a complete and accurate list of all material licenses, permits, approvals, consents, certificates, registrations, and authorizations (governmental, regulatory, or otherwise) held by or issued to Seller in respect of the Business. To Seller’s Knowledge, the Permits and Licenses are all licenses, permits, approvals, consents, certificates, registrations and authorizations (governmental, regulatory, or otherwise) required for the continued lawful conduct of the Business as the same has been conducted by Seller prior to the Effective Date.

(b)           Other than the name “Crown Pacific” and Seller’s logo, Seller neither owns nor is licensed to use any trademarks, trade names, business names, patents, inventions, copyrights, service marks, brand names, or industrial designs that are used in conducting the Business. No Person has been granted any interest in or right to use all or any portion of the Intangible Property by Seller or, to Seller’s Knowledge, by any other Person.

6.1.8        Financial Statements. The consolidated financial statements of Crown Partners, as filed with the U.S. Securities and Exchange Commission, are prepared in accordance with GAAP. The accounting processes and procedures used in the preparation of the Mills Operating Statements and the Mills Balance Sheets are consistent with those  used in the preparation of the foregoing consolidated financial statements of Crown Partners. The Mills Operating Statements are correct and complete in all material respects and fairly and accurately present the sales, earnings, and results of operations of the Business for the respective periods covered by the Mills Operating Statements. The Mills Balance Sheets are correct and complete in all material respects and fairly and accurately presents the assets and the known and recorded liabilities of the Business (excluding Seller’s debt) as at the Balance Sheet Date. Between the Balance Sheet Date and the Effective Date, no event or change has occurred that would or could reasonably be expected to give rise to a Material Adverse Effect.

6.1.9        Employees. Seller has previously provided to Buyer the following information for each of the Business Employees: Name, job title, current annual salary or rate of pay, the date and amount of such employee’s most recent pay increase, and such employee’s period of employment with Seller, any Affiliate of Seller, and any predecessor of Seller (to the extent, if any, that Seller takes such period of employment into account in determining entitlement to benefits). The foregoing information provided to Buyer is true, correct, and complete in all material respects. There are no contracts of employment or service, whether wholly or partly in writing or unwritten, with any Business Employees. To Seller’s Knowledge, none of the Business Employees is subject to any non-competition or confidentiality agreement in favor of any other Person. Except as set forth on the attached Schedule 6.1.9, Seller has not (i) during the ninety (90) days immediately preceding the Effective Date, terminated any employees of the Business or (ii) since January 1, 2000, terminated any employees of the Business in circumstances that gave rise to any liability or obligation under the WARN Act.

6.1.10      Employee Controversies. To Seller’s Knowledge, except as disclosed on the attached Schedule 6.1.10, since June 1, 2001, no written notice has been received by Seller of any complaint filed or Threatened by any of Seller’s employees in respect of the Business claiming that Seller is in breach of the terms of any contract of employment or that Seller has violated any applicable Legal Requirements with respect to employment matters. There are no outstanding orders or charges against Seller under any applicable Legal Requirements relating to occupational safety and health. Any levies, assessments, and penalties made against Seller pursuant to applicable Legal Requirements relating to occupational safety and health have been paid in full.

6.1.11      Employee Benefits. There are no policies or practices of Seller which confer benefits on employees of Seller in respect of the Business or create obligations of Seller with respect to such employees and that will be binding upon Buyer in connection with its employment of the Business Employees from and after the Closing Date. Seller has previously made available to Buyer all pension, group insurance, profit sharing, and similar plans, incentive arrangements, and deferred compensation plans of any kind made available to any employees of Seller in respect of the Business. There is no unfunded liability in connection with any such plans and Seller has complied in all material respects with its obligations under such plans.

6.1.12      No Collective Bargaining Agreements or Union Certifications. With respect to employees of Seller in respect of the Business, there are, and since June 1, 2001 have been, no (i) collective bargaining agreements in effect, (ii) union certifications or applications for union certification outstanding, (iii) union organizing drives, (iv) voluntary recognitions of any union as the bargaining agent for any such employees, or (v) material labor disputes, grievances, strikes, or lockouts, pending or Threatened.

6.1.13      Assigned Contracts. To Seller’s Knowledge, (i) each of the Assigned Contracts is valid, binding, in full force and effect, and enforceable by Seller in accordance with its terms, (ii) the material terms and conditions of each of the Assigned Contracts have not be modified in any material respect, (iii) Seller is not in breach or default in any material respect under any of the Assigned Contracts (except to the extent, if any, that the filing of the Case constitutes a breach or default thereunder), and (iv) no other party is in breach or default in any material respect under any of the Assigned Contracts.

6.1.14      Compliance with Law. To Seller’s Knowledge, except as described on the attached Schedule 6.1.14, Seller has conducted all aspects of the Business, including all dealings with or in respect of the Business Employees, in accordance with all applicable Legal Requirements and in compliance with the Permits and Licenses, the breach of any of which would or could reasonably be expected to give rise to a Material Adverse Effect.

6.1.15      Environmental Matters. To Seller’s Knowledge, except as otherwise described on the attached Schedule 6.1.15 or in the Environmental Reports (true, correct, and complete copies of which have been delivered or made available to Buyer):

(a)           In connection with its ownership and operation of the Mills and the Prineville Property, Seller has been and is in compliance in all material respects with all applicable Environmental Laws.

(b)           (i) Except for the prudent and safe use and management of Hazardous Substances in the Ordinary Course of Business, no Hazardous Substance (x) is or, during the period of Seller’s ownership, has been used, treated, stored, generated, manufactured, or otherwise handled on or at any Mill or the Prineville Property or (y) during the period of Seller’s ownership, has otherwise come to be located in, on, or under any Mill or the Prineville Property; (ii) no Hazardous Substances are stored at any Mill or on the Prineville Property except in quantities necessary to satisfy reasonably anticipated use; and (iii) no Hazardous Substances have been spilled, released, or discharged in a manner resulting in the Contamination of any Mill or the Prineville Property during the period of Seller’s ownership.

(c)           All wastes generated by Seller at any Mill or the Prineville Property have been properly transported off site and disposed of or recycled in compliance in all material respects with all applicable Environmental Laws.

(d)           No outstanding Liens (other than Permitted Encumbrances) have been placed on any Mill or the Prineville Property under any Environmental Law.

(e)           Seller has not received any notice, and is not aware, of any pending or Threatened Proceeding with respect to any violation, alleged or proven, of any Environmental Law by Seller involving any Mill, the Prineville Property, or any operation conducted by Seller at any Mill or on the Prineville Property, excluding notices or Proceedings relating to matters which have been resolved in accordance with all applicable Legal Requirements and are no longer outstanding.

(f)            There are no underground storage tanks at any Mill or the Prineville Property, including tanks that have been closed in place or are exempt from regulation.

6.2           Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

6.2.1        Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of British Columbia.

6.2.2        Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon their execution and delivery by Buyer at the Closing, each of the Buyer Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has full corporate power, authority, and capacity to execute and deliver this Agreement and each of the Buyer Closing Documents and to perform its obligations hereunder and thereunder.

(b)           Neither the execution and delivery of this Agreement, nor the performance of any of Buyer’s obligations hereunder, nor the consummation of this transaction will, directly or indirectly (with or without notice, lapse of time, or both), (i) contravene or result in a violation of any provision of Buyer’s Organizational Documents or any resolution adopted by the Board of Directors or the shareholders of Buyer; or (ii) contravene or result in a violation of any Legal Requirement or any Order to which Buyer is subject; or (iii) contravene or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any agreement, instrument, or writing of any nature to which Buyer is a party or by which Buyer or any of its assets or properties is bound.

6.2.3        Certain Proceedings. No Proceeding is pending or, to Buyer’s Knowledge, has been Threatened against Buyer that challenges, or could reasonably be expected to have the effect of preventing, making illegal, or otherwise materially interfering with, this transaction.

6.2.4        Sufficient Funds. Buyer has sufficient funds available to consummate this transaction.

6.3           “AS IS” Transaction. As a material inducement to Seller to enter into this Agreement and to consummate this transaction, Buyer hereby acknowledges and agrees as follows:

6.3.1        Buyer has conducted all investigations, inspections, studies, tests, and analyses that it wished to conduct with respect to the Mills, the Prineville Property, and the other Purchased Assets and has been provided sufficient access to the Mills, the Prineville Property, and the other Purchased Assets for such purpose. In entering into this Agreement, Buyer is relying solely on its own investigation and is assuming the risk that adverse physical, economic, or other conditions or circumstances may not have been revealed by its investigation.

6.3.2        EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO ANY MILL, THE PRINEVILLE PROPERTY, OR ANY OTHER PURCHASED ASSET. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY WHATSOEVER, WHETHER STATUTORY OR OTHERWISE AND WHETHER EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY MILL, THE PRINEVILLE PROPERTY, OR ANY OF THE OTHER PURCHASED ASSETS (OR ANY PORTION THEREOF).

6.3.3        ON CLOSING, BUYER WILL ACCEPT THE MILLS, THE PRINEVILLE PROPERTY, AND THE OTHER PURCHASED ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.’

6.3.4        Nothing in this Section 6.3 shall be construed to limit Buyer’s right to terminate this transaction as provided in this Agreement upon a failure of any of the conditions set forth in Section 4.2.

6.4           No  Survival of Representations and Warranties. The representations and warranties set forth in Sections 6.1 and 6.2 shall not survive the Closing or beyond the Closing Date.

7.             Additional Covenants.

7.1           Employee Matters.

7.1.1        Offer of Employment. Seller shall terminate the employment of all of the Business Employees and up to ten (10) of the Administrative and Sales Employees, as may be selected by Buyer in its discretion, as of the Closing Date. Buyer agrees to offer (or to cause one of its Affiliates to offer) employment at the same or substantially similar positions, effective as of the Closing Time, to substantially all of the Business Employees and to the ten (10) or fewer Administrative and Sales Employees selected by Buyer. Each such offer of employment shall provide for a base salary or wage level until the first anniversary of the Closing Date that is not less than that paid by Seller on the Closing Date. Seller shall cooperate with Buyer in the distribution of contingent offers of employment to such Business Employees and Administrative and Sales Employees prior to the Closing and collection of accepted offers. Those Business Employees and Administrative and Sales Employees who are offered employment and accept such offers of employment and become employees of Buyer are referred to herein as the “Continuing Employees”. Buyer reserves the right to terminate the employment of any Continuing Employee after the Closing Date at will, with or without cause or advance notice.

7.1.2        WARN Act. To the extent, if any, required by applicable Legal Requirements, including the WARN Act, Seller shall be responsible for notifying its employees of the termination of their employment by Seller as of the Closing Date. To the extent, if any, required by applicable Legal Requirements, including the WARN Act, Buyer shall be responsible for notifying the Continuing Employees of any termination of employment occurring after the Closing Date. Buyer agrees to indemnify, defend, and hold harmless Seller, its Affiliates, and their respective Representatives from and against any and all Damages arising or alleged to arise under the WARN Act or any other applicable Legal Requirement relating to the termination of any Continuing Employee after the Closing Date.

7.1.3        Employee Benefits. Effective as of the Closing Date, Buyer shall establish a medical plan for the Continuing Employees and their dependents and beneficiaries, without preexisting condition exclusions, waiting times to commence coverage, or other lapses in coverage. Buyer shall recognize for purposes of eligibility and vesting under its policies and employee benefit plans the service recognized for such purposes by Seller or any of its Affiliates prior to the Closing Date.

7.1.4        Welfare Benefits Claims. Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and other welfare benefits (“Welfare Benefits”) (other than disability benefits as described below) that are incurred before the Closing Date shall be the sole responsibility of Seller and Seller’s welfare benefit plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Buyer and Buyer’s welfare benefit plans. For purposes of the preceding provisions of this Section 7.1.4, a medical or dental claim shall be considered incurred on the date when medical or dental services are rendered or medical or dental supplies are provided, and not when the condition arose or the course of treatment began. Claims of individuals who are receiving or have filed claims for long-term disability benefits under a disability plan of Seller as of the Closing Date shall be the sole responsibility of Seller under such plan. Claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that are first made on or after the Closing Date shall be the sole responsibility of Buyer.

7.1.5        COBRA Obligations. Notwithstanding anything to the contrary in this Agreement, Seller shall retain all liabilities, and Buyer shall have no liability, with respect to the provision of notices, election periods, and benefits pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title 1 of ERISA, to any Business Employees or any other former employees of Seller or other individuals associated with any Business Employees or any other former employees of Seller with respect to qualifying events occurring on or before the Closing Date or in connection with this transaction.

7.1.6        Forms W-2. Seller and Buyer agree that (i) Seller will issue a Form W-2 to each individual who is employed at any Mill as of, or prior to, the Closing Date in respect of all payments made by Seller with respect to such pre-Closing employment, and (ii) Buyer will issue a Form W-2 to each Continuing Employee in respect of all payments made by Buyer or any Affiliate of Buyer to each such individual after the Closing Date.

7.2           Retention of and Access to Books and Records.

7.2.1        Buyer agrees to retain the Books and Records for a period of seven (7) years after the Closing Date. Buyer shall permit Seller (or its successor) and its Representatives to inspect and copy, at Seller’s (or such successor’s) sole expense, any of the Books and Records at any time during normal business hours, upon reasonable advance notice.

7.2.2        After the seven-year period referred to in Section 9.2.1, Buyer shall provide not less than thirty (30) nor more than sixty (60) days notice to Seller (or its successor, if previously identified by notice to Buyer) prior to any proposed destruction or disposition of any of the Books and Records. Any such notice shall identify with reasonable specificity the Books and Records to be destroyed or disposed of and the date on which such destruction or disposition will occur. If the recipient of any such notice wishes to obtain any of the Books or Records to be destroyed or disposed of, it may do so by giving notice to Buyer at any time prior to the scheduled date for destruction or disposition. All out-of-pocket costs of delivering any such Books and Records to a requesting party shall be paid by such party.

7.3           Use of Crown Pacific Name. Buyer shall not, at any time after the Closing, use in connection with the ownership, use, or operation of the Mills or the other Purchased Assets the name “Crown Pacific” or any name deceptively similar thereto or Seller’s logo; provided, however, that in connection with its sale or use of Raw Materials, Residuals, and Finished Goods Inventory, Buyer shall be entitled to use all wrapping included in the Parts and Supplies Inventory, notwithstanding the inclusion thereon of the name “Crown Pacific” and Seller’s logo. As soon as reasonably practicable after the Closing Date, Buyer shall remove from each Mill and the other Purchased Assets, other than Inventory, all references to the name “Crown Pacific” and Seller’s logo.

7.4           Reasonable Access to Records and Certain Personnel. As long as the Case is pending, (i) Buyer shall permit Seller’s counsel and other professionals employed in the Case reasonable access to the Books and Records (whether in documentary or data form) for the purpose of the continuing administration of the Case (including the pursuit of any avoidance, preference, or similar action), which access shall include (a) the right to copy, at Seller’s expense, such documents and records as such professionals may request in furtherance of the purposes described above, and (b) Buyer’s copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses Buyer for the reasonable costs and expenses thereof, and (ii) Buyer shall provide Seller and such professionals (at no cost to Seller) with reasonable access during normal business hours to personnel to whom Seller may need continued access post-Closing to assist Seller in the continuing administration of the Case, so long as such access does not unreasonably interfere with Buyer’s normal business operations.

7.5           Access Easements.

7.5.1        Upon the request of Seller (or any successor of Seller with respect to the Tree Farms) made before or after the Closing Date, Seller (or such successor) and Buyer (or its successor with respect to the Gilchrist Mill) shall negotiate in good faith a perpetual, non-exclusive easement over the existing road marked in blue on the map attached as Exhibit K for purposes of access to and from the Tree Farms (or any portion thereof); provided that Seller (or such successor) and Buyer shall negotiate in good faith with respect to sharing the cost of maintaining such road. Any successor owner of the Tree Farms shall have the right to enforce the provisions of this Section 7.5.

7.5.2        Until December 31, 2004, Buyer shall be entitled to continue to use, without charge, the water loading facility located on the Tree Farms to the north of the Gilchrist Mill for the purpose of loading water trucks for use at the Gilchrist Mill in the Ordinary Course of Business. Seller shall not be obligated to maintain such water loading facility.

7.6           Payments under Specified Assigned Contract. Buyer shall pay to Seller promptly upon receipt any amount received by Buyer after the Closing Date pursuant to the Assigned Contract identified as item 12 on Schedule 1.1.5-1 which is attributable to the period prior to the Closing Date.

7.7           Payments for Certain Discount Receivables. With respect to any Discount Receivable which is not paid within ten (10) days of the date billed (and which is therefore not subject to a one percent (1.0%) discount in favor of the account debtor), Buyer shall pay to Seller an amount equal to one percent (1.0%) of the amount of such Receivable, promptly upon Buyer’s receipt of payment therefor from the applicable account debtor after the Closing Date.

8.             Termination.

8.1           Termination Events. This Agreement may, by notice given prior to or at the Closing (which notice shall specify the grounds for termination), be terminated:

8.1.1        By Seller:

(a)           Upon the occurrence of a Buyer Breach,

(b)           Upon the failure of any of the conditions set forth in Sections 4.1, unless such failure is the result of a Seller Breach,

(c)           Upon any termination of the KNRC Agreement, or

(d)           If a Qualifying Bid other than this Agreement is announced as the highest and best bid at the Auction and Seller enters into an agreement with respect to such Qualifying Bid that would constitute an Alternative Transaction;

8.1.2        By Buyer:

(a)           Upon the occurrence of a Seller Breach,

(b)           As provided in Section 3.5.2 or 3.5.3 or upon the failure of any of the conditions set forth in Sections 4.2, unless such failure is the result of a Buyer Breach,

(c)           Upon any termination of the KNRC Agreement,

(d)           On any date that is more than forty-five (45) days after the Effective Date if the Bidding Procedures Order has not been entered as of the date on which notice of termination is given, so long as no Buyer Breach has occurred prior to such date and remains uncured,

(e)           On any date that is more than ninety (90) days after the Effective Date if the Closing has not occurred as of the date on which notice of termination is given, so long as no Buyer Breach has occurred prior to such date and remains uncured, or

(f)            If a Qualifying Bid other than this Agreement is announced as the highest and best bid at the Auction and Seller enters into an agreement with respect to such Qualifying Bid that would constitute an Alternative Transaction, so long as no Buyer Breach has occurred prior to the conclusion of the Auction and remains uncured; or

8.1.3        By mutual written agreement of Seller and Buyer.

8.2           Remedies for Buyer Breach. In the event this Agreement is terminated (x) by Seller pursuant to Section 8.1.1(a), 8.1.1(c) (if the KNRC Agreement is terminated due to a Buyer Breach), or 8.1.1(d) (if a Buyer Breach has occurred), or (y) by Buyer pursuant to Section 8.1.2(c) (if the KNRC Agreement is terminated due to a Buyer Breach), then in any of such events (i) the Deposit and all accrued interest thereon shall promptly be released to Seller by the Deposit Escrow Agent, and (ii) neither party shall have any further liability or obligation under this Agreement.

8.3           Return of Deposit. In the event this Agreement is terminated (x) by Seller pursuant to Section  8.1.1 (other than in the circumstances described in Section 8.2), (y) by Buyer pursuant to Section 8.1.2 (unless the KNRC Agreement is terminated due to a Buyer Breach), or (z) by the parties pursuant to Section 8.1.3, then in any of such events (i) the Deposit and all accrued interest thereon shall promptly be returned to Buyer by the Deposit Escrow Agent, and (ii) neither party shall have any further liability or obligation under this Agreement, except as expressly provided in Sections 8.4 and 8.5.

8.4           Expense Reimbursement. In the event this Agreement is terminated by Seller pursuant to Section 8.1.1(d) or by Buyer pursuant to Section 8.1.2(a) or 8.1.2(f), then so long as no Buyer Breach occurred prior to, and remained uncured on, the date on which notice of such termination is given, Buyer shall be granted an allowed administrative claim in the Case in the amount of Five Hundred Thousand Dollars ($500,000) (the “Expense Reimbursement”), which sum represents a reasonable estimate by the parties of amount of the expenses, fees, and disbursements that will be incurred by Buyer in connection with this transaction. The Expense Reimbursement shall be payable by Seller to Buyer on the earlier of (i) the closing of an Alternative Transaction, and (ii) the effective date of a confirmed plan of reorganization for Seller.

8.5           Break-Up Fee.

8.5.1        In the event this Agreement is terminated by Seller pursuant to Section 8.1.1(d) or by Buyer pursuant to Section 8.1.2(f), then so long as no Buyer Breach occurred prior to, and remained uncured on, the date on which notice of such termination is given, Buyer shall be granted an allowed administrative claim in the Case in the amount of Two Million Dollars ($2,000,000) (the “Break-Up Fee”). In the circumstances described in this Section 8.5.1, the Break-Up Fee shall be payable by Seller to Buyer on the earlier of (i) the closing of an Alternative Transaction, and (ii) the effective date of a confirmed plan of reorganization for Seller.

8.5.2        In the event this Agreement is terminated by Buyer pursuant to Section 8.1.2(a) and, within twelve (12) months after the Effective Date, Seller consummates an Alternative Transaction, then so long as no Buyer Breach occurred prior to, and remained uncured on, the date on which notice of such termination was given, Seller shall pay the Break-Up Fee to Buyer on the closing of such Alternative Transaction.

8.6           Buyer’s Exclusive Remedies. Buyer’s remedies for any termination of this Agreement shall be limited to those expressly set forth in this Section 8, including Buyer’s right to receive the Expense Reimbursement as provided in Section 8.4 and Buyer’s right to receive the Break-Up Fee as provided in Section 8.5.

8.7           Survival of Provisions. The provisions of Section 8.2 through 8.6, inclusive, shall survive any termination of this Agreement and be fully enforceable thereafter.

9.             Definitions and Interpretation.

9.1           Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below:

“Accountants” means a nationally recognized firm of independent certified public accountants jointly selected by the parties or, if they are unable to agree within five (5) Business Days, appointed by the Bankruptcy Court upon the request of either party.

“Actual Price Adjustment” means an amount equal to:

(i)            the value of the Raw Materials, Residuals, and Finished Goods Inventory on hand as of the Closing Time (as determined pursuant to Section 2.5.1), valued in accordance with GAAP, plus

(ii)           ninety-five percent (95.0%) of the value of the Receivables other than the Discount Receivables, valued in accordance with GAAP; provided that in valuing the Receivables, no reserve shall be taken for delinquent Receivables, plus

(iii)          ninety-four percent (94.0%) of the value of the Discount Receivables, valued in accordance with GAAP, plus

(iv)          amounts paid as deposits by Seller under Cutting Contracts, to the extent unapplied thereunder as of the Closing Time, except as the same may be required by Buyer to be applied to satisfy accrued obligations of Seller thereunder up to the Closing Time, plus

(v)           outstanding deposits as of the Closing Time (i) on all Assigned Contracts other than Cutting Contracts, or (ii) that relate to any of the Purchased Assets, plus

(vi)          prepaid expenses (other than prepaid insurance premiums) as of the Closing Time in connection with the operation of any Mill, plus or minus as may be applicable

(vii)         the net amount of any prorations pursuant to Section 5.7.1.

“Administrative and Sales Employees” means employees of Seller who perform sales or marketing, data processing, accounting, human resource management, payroll, and related benefits and systems services for the Business as of the Closing Date and who ordinarily report for work at the Portland Office.

“Affected Assets” has the meaning set forth in Section 3.3.1(a).

“Affiliate” means (i) with respect to an individual (a) each member of such individual’s Family (as hereinafter defined), (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family, (c) any Person in which such individual or one or more members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as hereinafter defined), and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in any similar capacity); or (ii) with respect to any Person other than an individual (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such Person, (b) any Person that holds a Material Interest in such Person or in which such Person holds a Material Interest, (c) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity), (d) any Person with respect to which such Person serves as general partner or trustee (or in any similar capacity), and (e) any Affiliate of any individual described in the foregoing clause (ii)(c) or (ii)(d). For purposes of this definition, (A) the “Family” of an individual means the individual, the individual’s spouse, any other natural person who is related to the individual or the individual’s spouse within the second degree, and any other natural person who resides with the individual; and (B) “Material Interest” means direct or indirect beneficial ownership of voting securities or interests representing at least 20% of the outstanding voting power of a Person or equity securities or interests representing at least 20% of the outstanding equity securities or interests in a Person.

“Agreement” means this Asset Purchase Agreement (Mills).

“Alliance Business” means the contractor supply businesses operated by Seller in Queen Creek, Scottsdale, and Glendale, Arizona, and in Sparks (Reno), Nevada.

“Alternative Transaction” means a transaction or plan of reorganization involving (whether in one or more steps or separate transactions) a disposition of all or any of the Port Angeles Mill, the Gilchrist Mill or the Marysville Mill, or any substantial portion of any of them, whether directly or indirectly through a sale of equity (by merger, consolidation or otherwise) or in consideration of the claims or liens of creditors of Seller, to a Person or Persons other than Buyer or any of its Affiliates.

“Antitrust Agencies” has the meaning set forth in Section 3.4.

“Approval Order” has the meaning set forth in Section 3.7.

“Assigned Contracts” means the Personal Property Leases and the Other Contracts, other than any of the foregoing that become Excluded Contracts pursuant to Section 3.6.

“Assignment and Assumption Agreement” has the meaning set forth in Section 5.2.3.

“Assumed Liabilities” has the meaning provided in Section 2.7.

“Auction” means an auction to be conducted by Seller pursuant to the Bidding Procedures Order.

“Balance Sheet Date” means April 30, 2004.

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” has the meaning set forth in the preamble.

“Bid” has the meaning set forth in Section 3.8.1.

“Bid Deadline” has the meaning set forth in Section 3.8.2.

“Bidding Procedures” has the meaning set forth in Section 3.8.

“Bidding Procedures Order “ has the meaning provided in Section 3.7.

“Bill of Sale” has the meaning set forth in Section 5.2.2.

“Board of Control” means the Board of Control of Crown Management.

“Books and Records” means all customer records, files, books, and records of Seller that pertain principally to the Business, the operation of the Mills, the ownership, use, and operation of the Purchased Assets, or the payment or performance of the Assumed Liabilities, including any such records maintained on computer and all related computer software, but excluding personnel files the disclosure of which is prohibited under applicable Legal Requirements.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any document delivered pursuant to this Agreement.

“Break-Up Fee” has the meaning set forth in Section 8.5.1.

“Business” means the business currently carried on by Seller’s manufacturing segment, including the purchase of logs and the production of lumber products at the Mills and the sale of such products and all activities of Seller incidental thereto; provided that in no event shall the Business include the Tree Farms or the Alliance Business.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Vancouver, British Columbia, and Portland, Oregon, are authorized or required by applicable Legal Requirements to be closed.

“Business Employees” means employees of Seller actively employed in the Business as of the Closing Date who ordinarily report for work at any of the Mills.

“Buyer” has the meaning set forth in the preamble.

“Buyer Breach” means any of the following:

(i)            Buyer’s representations and warranties set forth in this Agreement (considered collectively) are, or any such representation and warranty (considered individually) is, determined not to have been true and correct in all material respects when made;

(ii)           Buyer fails in any material respect to perform or comply with any of its covenants or obligations under this Agreement and, except in the case of the obligations set forth in Section 5.3, fails to cure such failure of performance or compliance within ten (10) Business Days after notice from Seller to Buyer specifying the nature of such failure of performance or compliance with reasonable specificity;

(iii)          A Buyer Breach within the meaning of the KNRC Agreement occurs; or

(iv)          Buyer or any Affiliate of Buyer seeks or fails to use commercially reasonable efforts to oppose an Order that, if entered, would result in the failure of any of the conditions set forth in Sections 4.1.3, 4.1.5, 4.2.5, or 4.2.7.

“Buyer Closing Documents” means the documents to be executed and delivered by Buyer at the Closing pursuant to Section 5.3.

“Buyer’s Knowledge” means that any of Duncan K. Davies, Hugh J. Sutcliffe, or John A. Horning is actually aware of a particular fact or other matter.

“Case” has the meaning set forth in the preamble.

“Claim” has the meaning set forth in Section 101 of the Bankruptcy Code.

“Closing” means the closing of this transaction, at which the events set forth in Sections 5.2 and 5.3 shall occur.

“Closing Date” means the date on which the Closing occurs.

“Closing Time” means the close of Seller’s business at the Mills on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software” has the meaning set forth in Section 1.1.6.

“Co-Generation Facility Shutdown Determination” has the meaning set forth in Section 3.9.

“Contamination” means the existence of a Hazardous Substance on or under a specified property if the existence of such Hazardous Substance requires any investigatory, remedial, removal, or other responsive action under any Environmental Law or if any such action could be required by any Governmental Authority under any Environmental Law.

“Continuing Employees” has the meaning set forth in Section 7.1.1.

“Cooling Tower Improvements” means the cooling tower and related improvements to be installed at the Gilchrist Mill in connection with the issuance of a new wastewater discharge permit for such Mill and the reduction of water usage at such Mill, as described in that certain Preliminary Engineering Cost Estimate for Cooling Tower and Associated Improvements (Project No. 275-4289-001 (05/06)) dated June 28, 2004, prepared by Brandon Ball, P.E., of Parametrix Engineering, a true and correct copy of which has been provided to Buyer.

“Creditors Committee”  means any statutory creditors committee appointed in the Case.

“Creditors’ Counsel” means Debevoise & Plimpton LLP; Moore & Van Allen PLLC; Snell & Wilmer LLP; Lewis and Roca LLP; Sheppard, Mullin, Richter & Hampton LLP; and Mesch, Clark & Rothschild, P.C.

“Crown Management” means Crown Pacific Management Limited Partnership, a Delaware limited partnership.

“Crown Partners” means Crown Pacific Partners, L.P., a Delaware limited partnership.

“Cure Costs” has the meaning set forth in Section 2.8.

“Cutting Contract” means any of the Other Contracts pursuant to which Seller has the right to harvest timber from property owned by another Person, including any Governmental Authority, regardless of whether such Other Contract includes a conveyance of stumpage to Seller.

“Damages” means all losses, liabilities, claims, damages (including incidental and consequential damages), expenses (including costs of investigation and defense and reasonable attorneys’ fees), and diminution of value, whether or not involving a third-party claim, except to the extent, if any, that any such losses, liabilities, claims, damages, expenses, or diminution in value are recovered through insurance proceeds actually received (net of any costs incurred in connection therewith, whether through retrospective premium adjustments, experience-based premium adjustments, or otherwise).

“Deeds” has the meaning set forth in Section 5.2.1.

“Deposit” has the meaning set forth in Section 2.2.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.2.

“Discount Receivables” means those Receivables that are less than ten (10) days old as of the Closing Date.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, and any substantively similar state or local statutes, in each case as amended.

“Environmental Reports” means the environmental reports and related materials described on the attached Schedule 9.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ernst Brothers” means Ernst Brothers L.L.C., an Oregon limited liability company.

“Escrow Agent” has the meaning set forth in Section 2.2.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 3.6.

“Expense Reimbursement” has the meaning set forth in Section 8.4.

“GAAP” means generally accepted accounting principles as in effect in the United States, applied on a basis consistent with prior periods.

“Gilchrist Mill” has the meaning set forth in Section 1.1.1.

“Governmental Authority” means any national, federal, state, provincial, county, municipal, or local government, or the government of any political subdivision of the any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to the government, including any quasi-governmental entity established to perform any such functions.

“Hazardous Substance” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“H-S-R Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“H-S-R Compliance” means parties have complied with their obligations under the H-S-R Act and either (i) the Federal Trade Commission under the H-S-R Act advises the parties that early termination of the applicable waiting period under the H-S-R Act has been granted, or (ii) the applicable waiting period under the H-S-R Act has expired.

“Intangible Property” has the meaning set forth in Section 1.1.6.

“Interim Price Adjustment” means the amount of the Actual Price Adjustment, determined as provided in Section 2.4, as if the Closing Time occurred at 11:59 p.m. (Pacific time) on the last day of the month immediately preceding the Closing Date; provided, however, that if the Closing Date occurs within the first thirteen (13) days of a month, then such determination shall made at the end of the previous month.

 “Inventory” means the Raw Materials, Residuals, and Finished Goods Inventory and the Parts and Supplies Inventory.

“KNRC” has the meaning set forth in Recital B.

“KNRC Agreement” has the meaning set forth in Recital B.

“KNRC Stock” means the capital stock of KNRC to be acquired by Buyer pursuant to the KNRC Agreement.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

“Lien” means any mortgage, deed of trust, pledge, assignment, security interest, encumbrance, lien, charge, or claim of any kind or nature whatsoever in respect of any property, including any of the foregoing created by, arising under, or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of a financing statement naming the owner of the property as to which such lien relates as the debtor under the Uniform Commercial Code or any comparable law.

“Loss” has the meaning set forth in Section 3.3.

“Marysville Mill” has the meaning set forth in Section 1.1.1.

“Material Adverse Effect” means a material adverse effect on the combined operations of the Business resulting, individually or in the aggregate, from any state of facts, event, or change in circumstances other than (i) general business, economic, financial, political, legal, regulatory, or other conditions or changes that are not unique to the Business but also affect other Persons involved in the wood products manufacturing industry, (ii) financial or securities market fluctuations, (iii) the announcement of this transaction, (iv) any action by Seller in accordance with Section 3.1, or (v) Seller’s inability to retain or Buyer’s inability to hire any of the Business Employees or the Administrative and Sales Employees.

“Mill” means any of the Gilchrist Mill, the Marysville Mill, or the Port Angeles Mill.

“Mills Balance Sheets” means those certain unaudited summaries of the Mills segment balance sheet components of Seller’s trial balance as at the Balance Sheet Date, copies of which are attached as Exhibit I.

“Mills Operating Statements” means those certain unaudited operating statements for the Mills for the years ended December 31, 2001, 2002 and 2003, copies of which are attached as Exhibit J.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator or mediator.

“Ordinary Course of Business” means any action taken by a Person if, and only if, such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and certificate of limited partnership of a limited partnership, (iv) any charter, operating agreement, or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing.

“Other Contracts” has the meaning set forth in Section 1.1.5.

“Parts and Supplies Inventory” has the meaning set forth in Section 1.1.4.

“Permits and Licenses” has the meaning set forth in Section 1.1.6.

“Permits Sharing Agreement” has the meaning set forth in Section 5.2.4.

“Permitted Encumbrances” means (i) with respect to the Port Angeles Mill, the Liens set forth in the Title Report therefor, other than any such Liens which secure obligations of either Seller for borrowed money; (ii) with respect to the Marysville Mill, the Liens set forth in the Title Report therefor, other than any such Liens which secure obligations of either Seller for borrowed money; (iii) with respect to the Gilchrist Mill, the Liens set forth in the Title Report therefor, other than any such Liens which secure obligations of either Seller for borrowed money; (iv) with respect to the Prineville Property, the Liens set forth in the Title Report therefor, other than any such Liens which secure obligations of either Seller for borrowed money; and (iv) with respect to any specified property, such defects, irregularities, encumbrances, and other imperfections of title as normally exist with respect to property similar in character and, in any event, are not substantial in character, amount, or extent, and do not materially detract from the value or materially impair the use of the property in question. Any Liens on the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, or the Prineville Property which secure obligations of Seller for borrowed money shall be removed from title thereto by Seller or by order of the Bankruptcy Court (or, in the case of the Port Angeles Mill Lease, as a result of the payment by Buyer contemplated by Section 2.3.4) prior to or at the Closing. For purposes of this definition, the Port Angeles Mill Lease shall be considered an obligation of Seller for borrowed money.

“Permitting Process” has the meaning set forth in Section 3.5.1.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated organization or association, joint venture, or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Property” has the meaning set forth in Section 1.1.3.

“Personal Property Leases” has the meaning set forth in Section 1.1.5.

“Petition Date” has the meaning set forth in the preamble.

“Port Angeles Mill” has the meaning set forth in Section 1.1.1.

“Port Angeles Mill Lease” means that certain Facility Lease (Washington) dated as of October 30, 1998, by and between Wilmington Trust Company, Trustee, as lessor, and Seller, as lessee, pursuant to which Seller leases the improvements constituting the Port Angeles Mill.

“Portland Office” means Seller’s office located at 805 S.W. Broadway, Suite 1500, Portland, Oregon.

“Price Adjustment Deposit” has the meaning set forth in Section 2.4.

“Price Adjustment Difference” means, as applicable, the Actual Price Adjustment less the Interim Price Adjustment, or the Interim Price Adjustment less the Actual Price Adjustment.

“Price Adjustment Escrow Agreement” has the meaning set forth in Section 2.4.

“Prineville Property” has the meaning set forth in Section 1.1.1.

“Proceeding” means any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Qualifying Bid” means a Bid that conforms to the requirements of Section 3.8.2 and Section 3.8.4, 3.8.5 or 3.8.6, as applicable.

“Qualifying Bidder” has the meaning set forth in Section 3.8.1.

“Raw Materials, Residuals, and Finished Goods Inventory” has the meaning set forth in Section 1.1.4.

“Real Property Leases” has the meaning set forth in Section 1.1.2.

“Receivables” has the meaning set forth in Section 1.1.7.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of or to such Person, including such Person’s attorneys, accountants, and financial advisors.

“Sale Hearing” means the hearing before the Bankruptcy Court to consider Seller’s motion for entry of the Approval Order.

“Secured Lenders” means The CIT Group/Business Credit, Inc., and the Term Lenders.

“Seller” has the meaning set forth in the preamble.

“Seller Breach” means any of the following:

(i)            Seller’s representations and warranties set forth in this Agreement (considered collectively) are, or any such representation and warranty (considered individually) is, determined not to have been true and correct in all material respects when made;

(ii)           Seller fails in any material respect to perform or comply with any of its covenants or obligations under this Agreement and, except in the case of the obligations set forth in Section 5.2, fails to cure such failure of performance or compliance within ten (10) Business Days after notice from Buyer to Seller specifying the nature of such failure of performance or compliance with reasonable specificity;

(iii)          A Seller Breach within the meaning of the KNRC Agreement occurs; or

(iv)          Seller or any Affiliate of Seller seeks or fails to use commercially reasonable efforts to oppose an Order that, if entered, would result in the failure of any of the conditions set forth in Sections 4.1.3, 4.1.5, 4.2.5, or 4.2.7.

“Seller Closing Documents” means the documents to be executed and delivered by Seller at the Closing pursuant to Section 5.2.

“Seller’s Knowledge” means that any of Steven E. Dietrich, P.A. (Tony) Leineweber, or John S. Ernst is actually aware of a particular fact or other matter.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, excise tax, real or personal property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Term Lenders” means (i) the holders of Senior Notes issued by Seller, (ii) the lenders to Seller from time to time party to that certain Amended and Restated Credit Agreement dated as of December 1, 1999, and (iii) Bank of America, N.A., in its capacities as the administrative agent for the lenders under such credit agreement and as the collateral agent for such lenders and for holders of the above-referenced Senior Notes.

“Threatened” means, with respect to a claim, Proceeding, dispute, action, or other matter, the making of any demand or statement (written or oral), the giving of any written notice, the occurrence of any event, or the existence of any circumstance that would lead a prudent Person to conclude that such claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Company” means Chicago Title Insurance Co.

“Title Policy” means, with respect to each of the Port Angeles Mill, the Marysville Mill, the Gilchrist Mill, and the Prineville Property, a standard coverage owner’s policy of title insurance with a coverage amount equal to the portion of the Purchase Price allocated to such property on Schedule 2.6, insuring fee simple title thereto in Buyer, subject only to the standard printed exceptions to such policies, the applicable Permitted Encumbrances, and any Liens created or suffered by Buyer.

“Title Report” means (i) with respect to the Port Angeles Mill, the preliminary title report and commitment issued by Land Title & Escrow Company of Clallam County, Inc. to the Title Company on March 22, 2004, under Reference No. 70400308; (ii) with respect to the Marysville Mill, the preliminary title report and commitment issued by the Title Company on February 4, 2004, under Order No. 5301093; (iii) with respect to the Gilchrist Mill, the preliminary title report and commitment no. 2 issued by Amerititle to the Title Company on March 29, 2004, under Title No. 0051050; and (iv) with respect to the Prineville Property, the undated preliminary title report and commitment issued by the Title Company under NBU No. 04-00348.

“Transition Services Agreement (Novated Contracts)” has the meaning set forth in Section 5.2.6.

“Transition Services Agreement (Operations)” has the meaning set forth in Section 5.2.5.

“Tree Farms” means the timberlands, timber, and timber rights owned or controlled by Seller, excluding the Cutting Contracts listed on Schedule 1.1.5-2.

“USDA” means the United States Department of Agriculture.

“WARN Act” means the Worker Adjustment and Retraining Act, as amended.

“Welfare Benefits” has the meaning set forth in Section 7.1.4.

9.2           Construction and Interpretation.

9.2.1        The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement. References herein to sections are to sections of this Agreement unless otherwise specified.

9.2.2        Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. The masculine gender shall also include the feminine and neutral genders and vice versa.

9.2.3        As used herein, (i) the term “party” refers to a party to this Agreement, unless otherwise specified, (ii) the term “this transaction” means the transaction contemplated by this Agreement, (iii) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) the term “including” is not limiting and means “including, without limitation,” (v) the term “documents” includes all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced, and (vi) the term “property” includes any kind of property or asset, real, personal, or mixed, tangible or intangible.

9.2.4        In the event any period of time specified in this Agreement ends on a day other than a Business Day, such period shall be extended to the next following Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

9.2.5        All dollar amounts herein are expressed in United States currency.

9.2.6        This Agreement is the product of arm’s length negotiations among, and has been reviewed by counsel to, the parties and is the product of all of the parties. Accordingly, this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

10.           Miscellaneous Provisions.

10.1         Survival. Except for the covenants and agreements that are expressly provided to be performed after the Closing Date (which shall survive the Closing), none of the respective representations, warranties, covenants, and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall survive the Closing.

10.2         Expenses. Subject to the provisions of Section 8.4 with respect to the payment of the Expense Reimbursement to Buyer, each party shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the consummation of this transaction, including all fees and expenses of its Representatives and any brokerage or finders’ fees or commissions or any other similar payment in connection with this transaction.

10.3         Attorneys’ Fees. If a suit, action, or other Proceeding of any nature whatsoever (including any proceeding under the Bankruptcy Code) is instituted in connection with this Agreement or any instrument or agreement delivered by either party at the Closing, or to interpret or enforce any rights or remedies hereunder or thereunder, the prevailing party shall be entitled to recover its attorneys’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court at trial or on any appeal or review, in addition to all other amounts provided by law.

10.4         Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

10.5         Assignment. Neither party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party, save and except that Buyer may, by notice to Seller, assign its rights and obligations under this Agreement to one or more Affiliates of Buyer; provided, however, that no such assignment by Buyer shall be effective until and unless Buyer has delivered to Seller a Guarantee of each such assignee’s obligations under this Agreement and any documents executed in connection herewith in substantially the form attached as Exhibit H, duly executed by International Forest Products Limited, a British Columbia corporation. No assignment of this Agreement shall release the assigning party from its obligations under this Agreement.

10.6         Notices. All notices under this Agreement shall be in writing. Notices may be (i) delivered personally, (ii) transmitted by facsimile, (iii) delivered by a recognized national overnight delivery service, or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any party shall be directed to its address set forth below, or to such other or additional address as any party may specify by notice to the other party. Any notice delivered in accordance with this Section 10.6 shall be deemed given when actually received or, if earlier, (a) in the case of any notice transmitted by facsimile, on the date on which the transmitting party receives confirmation of receipt by facsimile transmission, telephone, or otherwise, if sent during the recipient’s normal business hours or, if not, on the next Business Day, (b) in the case of any notice delivered by a recognized national overnight delivery service, on the next Business Day after delivery to the service or, if different, on the day designated for delivery, or (c) in the case of any notice mailed by certified U.S. mail, two Business Days after deposit therein.

If to Seller:	Crown Pacific Limited Partnership
805 S.W. Broadway, Suite 1500
Portland, OR 97205
Fax No.: 503-228-4875
Attn: Steven E. Dietrich

With a copy to:	Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Fax No.: 713-238-7172
Attn: John Sparacino

And a copy to:	Ball Janik LLP
101 S.W. Main Street, Suite 1100
Portland, OR 97204
Fax No.: 503-295-1058
Attn:	William H. Perkins

If to Buyer:	c/o International Forest Products Limited
P.O. Box 49114
3500 – 1055 Dunsmuir Street
Vancouver, BC V7X 1H7
Fax No: 604-688-0313
Attn: John A. Horning

With a copy to:	Koffman Kalef
19th Floor, 885 West Georgia Street
Vancouver, BC V6C 3H4
Fax No: 604-891-3788
Attn: Douglas A. Side

And a copy to:	Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Fax No: 206-623-7022
Attn: Marc Barreca

10.7         Waiver. Any party’s failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any Breach of any provision of this Agreement shall not constitute a waiver of any succeeding Breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a party unless it is set forth in writing and signed by such party.

10.8         Amendment. This Agreement may not be modified or amended except by the written agreement of all of the parties.

10.9         Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law, and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

10.10       Integration. This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement or in the Exhibits and Schedules to this Agreement.

10.11       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (without regard to the principles thereof relating to conflicts of laws).

10.12       Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO, AND (ii) THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

10.13       Tax Effect. None of the parties (nor any party’s Representatives) has made or is making in this Agreement any representation to any other party (or such party’s counsel or accountants) concerning any of the tax effects or consequences of this transaction. Each party represents that it has obtained, or may obtain, independent tax advice with respect thereto and upon which, if so obtained, such party has solely relied.

10.14       Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each party may rely upon the signature of each other party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

10.15       Incorporation of Recitals, Exhibits, and Schedules. The recitals to this Agreement and all Exhibits and Schedules to this Agreement are incorporated herein by this reference. The parties acknowledge that the Schedules to this Agreement may contain items solely for informational purposes for the convenience of Buyer and that a disclosure of any matter therein shall not be constitute an acknowledgement by Seller that the matter is required to be disclosed under the terms of this Agreement.

10.16       Further Assurances. Each party agrees to execute and deliver such additional documents and instruments as may reasonably be required to effect this transaction fully, as long as the terms thereof are consistent with the terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Seller:	CROWN PACIFIC LIMITED PARTNERSHIP,
a Delaware limited partnership

	By:	Crown Pacific Management Limited
Partnership, its General Partner

		By:	/s/ Steven E. Dietrich
Title: SVP, CFO & Treasurer

Buyer:	INTERNATIONAL FOREST PRODUCTS LIMITED, a British Columbia corporation

	By:	/s/ Duncan K. Davis
Title: President & CEO

	By:	/s/ John Horning
Title: Sr. Vice President & CFO

Schedules:

1.1.1-1	Port Angeles Mill Legal Description
1.1.1-2	Marysville Mill Legal Description
1.1.1-3	Gilchrist Mill Legal Description
1.1.1-4	Prineville Property Legal Description
1.1.2	Real Property Leases
1.1.3	Personal Property
1.1.5-1	Personal Property Leases
1.1.5-2	Other Contracts
1.1.5-3	Sales and Purchase Orders (delivered at Closing)
1.1.6-1	Permits and Licenses
1.1.6-2	Computer Software
1.1.7	Excluded Accounts Receivable
1.2	Excluded Assets
2.4	Example of Estimated Purchase Price Adjustment
2.6	Purchase Price Allocation
2.8	Estimated Cure Costs
6.1.9	Business Employee Terminations
6.1.10	Employee Controversies
6.1.14	Exceptions to Compliance with Law Representations
6.1.15	Exceptions to Environmental Representations
9.1	Environmental Reports

Exhibits:

A-1	Deposit Escrow Agreement
A-2	Price Adjustment Escrow Agreement
B-1	Washington Deed Form
B-2	Oregon Deed Form
C	Bill of Sale
D	Assignment and Assumption Agreement
E	Permits Sharing Agreement
F	Transition Services Agreement (Operations)
G	Transition Services Agreement (Novated Contracts)
H	Guarantee
I	Mills Balance Sheets
J	Mills Operating Statements
K	Access Easement Map